Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the LENZ Therapeutics Operations, Inc. 2020 Equity Incentive Plan, the LENZ Therapeutics, Inc. 2024 Equity Incentive Plan and the LENZ Therapeutics, Inc. 2024 Employee Stock Purchase Plan of our report dated March 21, 2024, with respect to the financial statements of Lenz Therapeutics, Inc. included in its Current Report (Form 8-K) dated March 21, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
May 21, 2024